UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2010

Patriot Coal Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33466	20-5622045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400	63141
St. Louis, Missouri	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 275-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 2, 2010, Patriot Coal Corporation (“Patriot”), and certain of its affiliates, entered into documents which established a $125 million receivables securitization program.  Under this program, Patriot subsidiaries will sell their customer trade receivables (the “Receivables”), on a revolving basis, to Patriot Coal Receivables (SPV) Ltd. (the “SPV”), a newly formed, bankruptcy-remote special purpose vehicle organized in the British Virgin Islands.  The SPV will then sell undivided interests in the receivables to funding sources referred to below, which will acquire such interests either through cash advances or through the issuance of letters of credit as requested by Patriot.  The maximum amount of advances and letters of credit outstanding under the program may not exceed $125 million.  Fifth Third Bank will be the Administrator and the initial funding source under the program, with a maximum commitment of $75 million.  Patriot may add additional funding sources in the future.

Pursuant to a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) among the Originators referred to therein, as sellers, Patriot and the SPV, the Patriot subsidiaries will transfer the Receivables to the SPV.  Pursuant to a Receivables Purchase Agreement (the “Receivables Purchase Agreement”) among the SPV, Patriot, as Servicer, the LC Participants, Related Committed Purchasers, Uncommitted Purchasers and Purchaser Agents parties thereto from time to time and Fifth Third Bank, as Administrator (the “Administrator”) and as issuer of letters of credit, the SPV will sell the undivided interests in the Receivables.

Patriot anticipates that the program will be utilized primarily to provide for the issuance of letters of credit, including letters of credit relating to post-mining reclamation, workers’ compensation and retiree healthcare obligations. These will replace letters of credit currently outstanding under Patriot’s bank credit facility.

Patriot, its affiliates and the SPV provide customary representations and covenants under the Receivables Purchase Agreement and the Purchase and Sale Agreement.  Receivables in the program will be subject to customary criteria, limits and reserves.  The Receivables Purchase Agreement provides for certain Termination Events, as defined therein, upon the occurrence of which the Administrator may terminate further purchases of undivided interests in the Receivables.  Neither Patriot nor the affiliate sellers of the Receivables nor the SPV will guarantee collectibility of the Receivables or the creditworthiness of obligors thereunder.  However, Patriot will provide a guaranty of performance in respect of the obligations of its affiliates under the program, including obligations of such affiliates in respect of Receivables which do not comply with the requirements and representations under the program.

Amounts advanced under the program will accrue discount and letters of credit issued under the program will be subject to customary letter of credit fees.  The calculation of the discount will vary based on the funding alternatives and may be based on Eurodollar rates or commercial paper rates, among other alternatives.  The purchase commitments under the program expire in March 2013, subject to extensions thereafter with the approval of the funding sources.

The descriptions of the terms of the Purchase and Sale Agreement and the Receivables Purchase Agreement set forth above are only summaries of certain of the material terms thereof, and such descriptions are qualified in their entirety by reference to the forms of such documents, which appear as exhibits to this report.

Item 7.01.  Regulation FD Disclosure.

On March 2, 2010, the Company issued a press release (the “Press Release”) announcing the establishment of a $125 million receivables securitization program. A copy of the Press Release is being filed as exhibit 99.1 hereto, and the statements contained therein are incorporated by reference herein.

                Patriot is furnishing this 8-K pursuant to Item 7.01, “Regulation FD Disclosure.”  The information contained in this Current Report (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the

Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase and Sale Agreement, dated as of March 2, 2010, among the Originators referred to therein, as sellers, Patriot Coal Corporation and Patriot Coal Receivables (SPV) Ltd.
10.2

Receivables Purchase Agreement, dated as of March 2, 2010, among Patriot Coal Receivables (SPV) Ltd., Patriot Coal Corporation, as Servicer, the LC Participants, Related Committed Purchasers, Uncommitted Purchasers and Purchaser Agents parties thereto from time to time and Fifth Third Bank, as Administrator and as issuer of letters of credit

99.1	Press Release issued March 2, 2010 announcing establishment of a $125 million receivables securitization program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2010

PATRIOT COAL CORPORATION
By:	/s/ Mark N. Schroeder
Mark N. Schroeder
Senior Vice President & Chief Financial Officer